CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 23, 2007, relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Report to Shareholders of Dreyfus Founders International Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Denver, Colorado
August 22, 2007

We consent to the reference to our firm under the caption “Financial Statements”, in this Registration Statement on Form N-14 of Dreyfus Premier Stock Funds.

ERNST & YOUNG LLP

New York, New York
August 22, 2007